Exhibit 21.1

LIST OF SUBSIDIARIES

The following list sets forth the subsidiaries of the registrant:

Company	State of Incorporation
Entrepreneurship World Technology Holding Group Company Limited	Hong Kong
Xi’an Yunchuang Space Information Technology Co., Ltd.	Xi’an, China